Exhibit 10.14

TEVOGEN BIO HOLDINGS INC.

2024 OMNIBUS INCENTIVE PLAN

RESTRICTED Stock Unit Agreement

COVER SHEET

Tevogen Bio Holdings Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units (the “RSUs”) relating to shares of the Company’s common stock, par value $0.0001 per share (the “Stock”), to the Grantee named below, subject to the vesting conditions set forth below. Additional terms and conditions of the RSUs are set forth on this cover sheet and in the attached Restricted Stock Unit Agreement (together, the “Agreement”) and in the Tevogen Bio Holdings Inc. 2024 Omnibus Incentive Plan (as it has been or may be amended and/or restated from time to time, the “Plan”).

Grant Date:	February 14, 2024

Name of Grantee:	Ryan Saadi

Number of Shares of Stock Covered by the RSUs:	19,348,954

Vesting Commencement Date:	Not applicable

Vesting Schedule (RSUs):	Fully vested at Grant

Vesting Schedule (Restricted Stock covered by RSUs):	Vests in four (4) equal annual installments beginning on the seventh (7th) anniversary of the Grant Date.

By your electronic acknowledgement of this Agreement, you agree to all of the terms and conditions described in the Agreement and in the Plan (a copy of which has been made available to you and will be provided on request). You acknowledge that you have carefully reviewed the Plan and agree that the Plan shall control in the event any provision of this Agreement should appear to be inconsistent with the Plan. You must accept your award within thirty (30) days of the Grant Date, or your entire award will be cancelled.

Grantee:	/s/ Ryan Saadi	Date:	February 14, 2024
(Signature)

Company:	/s/ Kirti Desai	Date:	February 14, 2024
(Signature)

Name:	Kirti Desai

Title:	Chief Financial Officer

Attachment

This is not a stock certificate or a negotiable instrument.

Tevogen Bio Holdings Inc.

2024 oMNIBUS INCENTIVE PLAN

RESTRICTED Stock Unit Agreement

Restricted Stock	The shares of Stock issued pursuant to the RSUs are subject to the vesting and other conditions set forth herein, in the Plan, and in the Cover Sheet accompanying this Agreement (the “Restricted Stock”). The purchase price is deemed paid by your prior Service to the Company.

Transfer of Unvested Restricted Stock	Unvested Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Stock be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately forfeit the Restricted Stock.

Issuance and Vesting

The Company will issue the Restricted Stock in the name set forth on the Cover Sheet accompanying this Agreement.

Your rights to the Restricted Stock under this Agreement shall vest in accordance with the vesting schedule set forth on the Cover Sheet accompanying this Agreement, so long as you continue in Service on each applicable vesting date; provided, however, that for purposes of vesting, fractional numbers of shares of Stock shall be rounded down to the next nearest whole number.

Evidence of Issuance	The issuance of the shares of Stock under the Grant of Restricted Stock evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, direct registration, or issuance of one or more share certificates, with any unvested Restricted Stock bearing the appropriate restrictions imposed by this Agreement. As your interest in the Restricted Stock vests, the recordation of the number of shares of Restricted Stock attributable to you will be appropriately modified if necessary.

Delivery	Delivery of the shares of Stock represented by your vested RSUs shall be made as soon as practicable after the Grant Date.

Forfeiture of Unvested Restricted Stock	Unless the termination of your Service triggers accelerated vesting of your Restricted Stock pursuant to the terms of this Agreement or the Plan, you will automatically forfeit to the Company all of the unvested Restricted Stock in the event you are no longer providing Service.

Leave of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends, unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Committee may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

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Forfeiture of Rights	You understand and agree that if the Company, acting through the Committee, determines that you engaged in Conduct Detrimental to the Company during your Service or during the twelve (12)-month period following the termination of your Service, (i) your unvested shares of Restricted Stock shall immediately and automatically expire; and (ii) if you have vested in any Restricted Stock during the twelve (12)-month period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (a) for any shares of Stock that you have sold prior to receiving notice of the foregoing determination from the Company, the amount will be the proceeds received from any and all sales of those shares of Stock, and (b) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive such notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion). You understand and agree that the forfeiture and/or repayment under this Agreement is separate from and does not preclude the Company from seeking relief based on your conduct that constitutes Conduct Detrimental to the Company.

For purposes of this provision, “Conduct Detrimental to the Company” means:

(i)	You engage in serious misconduct, whether or not such serious misconduct is discovered by the Company prior to the termination of your Service;

(ii)	You breach your obligations to the Company or an Affiliate under any of your written agreements with the Company or an Affiliate; or

(iii)	You engage in Conflicting Activities (as defined below).

For purposes of this Agreement, “Conflicting Activities” means, without advance, express, written consent of the Company:

(a)

You work or perform services (including contract, consulting, or advisory services) for a Direct Competitor in any geographic area where the Company or an Affiliate materially conducts business, if your services are similar in any material way to the services you performed for the Company or an Affiliate in the twelve (12) months preceding the termination of your Service;

(b)

Except for communications made on behalf of the Company or an Affiliate in the scope of your Service, you advise, assist, attempt to influence or otherwise induce or persuade (or assist any other person in advertising, attempting to influence or otherwise induce or persuade) any person employed by the Company or an Affiliate to end such employment with the Company or an Affiliate; or

(c)

You solicit, divert, take away, or attempt to solicit, divert or take away, directly or by assistance of others, any business from the Company’s clients or customers, including actively sought clients or customers, with whom you have or have had material contact during your Service for purposes of providing products or services that are competitive with those provided by the Company.

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For purposes of this Agreement, the term “Direct Competitor” means any entity or other business concern that offers or plans to offer products or services that are materially competitive with any of the position, navigation, and/or timing products or services being manufactured, offered, marketed, or actively developed by the Company as of the date your Service ends.

You understand and agree that neither this provision nor any other provision of this Agreement prohibits you from engaging in Conflicting Activities but only requires the forfeiture and/or repayment as set forth herein if you engage in Conflicting Activities. If you desire to engage in Conflicting Activities, you agree to seek written consent from the Company prior to engaging in the Conflicting Activities. If you enter into any business, employment, or service relationship during your Service or within the twelve (12) months following the termination of your Service, you agree to provide the Company sufficient information regarding the relationship to enable the Company to determine whether that relationship constitutes Conflicting Activities. You agree to provide such information within five (5) business days after entering into the business, employment, or service relationship.

Stockholder Rights	You will be entitled to vote your shares of Restricted Stock and to receive, upon the Company’s payment of a cash dividend on outstanding shares of Stock, a cash amount equal to the per-share dividend paid on the Restricted Stock, in either case, that you hold as of the applicable record date. Notwithstanding the foregoing, you shall not be entitled to vote or to receive any cash dividend on the Restricted Stock you hold if the record date for such vote or cash dividend is on or prior to the date on which your share certificate is issued (or an appropriate entry is made).

Legends

If and to the extent that the Restricted Stock is represented by share certificates rather than book entry, all share certificates representing the Stock issued under this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING, FORFEITURE, AND OTHER RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

To the extent the Stock is represented by a book entry, such book entry will contain an appropriate legend or restriction similar to the foregoing.

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Withholding

You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the RSUs, the issuance of shares of Restricted Stock with respect to the RSUs or the vesting of the shares of Restricted Stock. In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the RSUs or the issuance of shares of Stock with respect to the RSUs or the Restricted Stock, the Company or any Affiliate shall have the right, in the Committee’s discretion, to (i) require you to tender a cash payment, (ii) deduct the tax or withholding payment from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), whereby you irrevocably elect to sell a portion of the shares of Stock to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iv) withhold the release to vested shares of Stock otherwise deliverable under this Agreement to meet such obligations, provided that, to the extent required to avoid adverse accounting consequences to the Company, the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws.

You agree that the Company or any Affiliate shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Company or any Affiliate may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Section 83(b) Election

Under Section 83 of the Code, the difference between the purchase price paid for the shares of Stock and their Fair Market Value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the forfeiture as to unvested Restricted Stock described above. You may elect to be taxed at the time the Restricted Stock is granted, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date on the Cover Sheet accompanying this Agreement. If you are eligible to file an election and elect to do so, you will have to make a tax payment to the extent the purchase price is less than the Fair Market Value of the shares on the Grant Date. No tax payment will have to be made to the extent the purchase price is at least equal to the Fair Market Value of the shares on the Grant Date. Failure to make this filing within the applicable thirty (30)-day period will result in the recognition of ordinary income by you (in the event the Fair Market Value of the shares as of the vesting date exceeds the purchase price) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

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Trading Restrictions	In the event that (i) any shares covered by your RSUs are scheduled to be delivered on a date (the “Original Distribution Date”) that does not occur: (A) during an open “window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities (the “Policy”); (B) on a date on which you are permitted to sell shares of Stock pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy; or (C) on a date when you are otherwise permitted to sell shares of Stock on the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding shares from the shares otherwise deliverable, withholding from other compensation otherwise payable to you by the Company or its Affiliates, or by permitting you to pay your withholding taxes in cash, then such shares will not be delivered on such Original Distribution Date and will instead be delivered as of the earlier of (1) the first date you are not subject to any such policy or restriction and (2) the later of (I) the last day of the calendar year in which such distribution would otherwise have been made, and (II) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder.

No Right to Continued Employment or Other Service	This Agreement and the RSUs and the Restricted Stock evidenced by this Agreement do not give you the right to expectation of employment or other Service by, or to continue in the employment or other Service of, the Company or any Affiliate. Unless otherwise specified in a written employment or other written compensatory agreement between you and the Company or an Affiliate, the Company or any Affiliate, as applicable, reserves the right to terminate your employment or other Service relationship with the Company or an Affiliate at any time and for any reason.

Corporate Activity	Your RSUs and Restricted Stock shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Section 16 of the Plan.

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Clawback	The RSUs and the Restricted Stock are subject to mandatory repayment by you to the Company in the circumstances specified in the Plan, including to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

Governing Law & Venue

You understand and agree that the Company is a Delaware corporation and that your RSUs may be part of a contemporaneous grant of many similar awards to individuals located in numerous jurisdictions. You agree that this Agreement and the Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, United States of America, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction.

Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

Compliance with Foreign Exchange Laws	Local foreign exchange laws may affect your RSUs or the vesting of your Restricted Stock. You are responsible for obtaining any exchange control approval that may be required in connection with such events. Neither the Company nor any of its Affiliates will be responsible for obtaining such approvals or liable for the failure on your part to obtain or abide by such approvals. This statement does not constitute legal or tax advice upon which you should rely. You should consult with your personal legal and tax advisers to ensure your compliance with local laws. You agree to comply with all Applicable Laws and pay any and all applicable taxes associated with the RSUs and the Restricted Stock.

The Plan

The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs and the Restricted Stock. Any prior agreements, commitments, or negotiations concerning the RSUs are superseded, except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

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Data Privacy	As a condition of the grant of the RSUs, you consent to the collection, use, and transfer of personal data as described in this paragraph. You understand that the Company and its Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or equivalent, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to shares of Stock awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of Stock on your behalf, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to the Data.

Notice Delivery	By accepting the RSUs, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or an Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Company or the Affiliate, as applicable, for communicating electronically with its employees.

Code Section 409A

The grant of RSUs under this Agreement is intended to comply with the short-term deferral exemption from Code Section 409A (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with the exemption.

The Restricted Stock under this Agreement is intended to be exempt from, or to comply with, Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Affiliates, the Board or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and none of the Company, its Affiliates, the Board or the Committee will have any liability to you for such tax or penalty.

By accepting this Agreement, you agree to all of

the terms and conditions described above and in the Plan.

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